Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL announces

$300 million share repurchase plan

SANTA ANA, Calif., Nov. 4, 2020 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced that its board of directors has approved a new share repurchase plan, which authorizes the repurchase of up to $300 million of the company’s common stock. Purchases may be made from time to time by the company in the open market at prevailing market prices or in privately negotiated transactions.

The company has terminated its prior share repurchase plan, which was initially announced on March 16, 2011 and expanded on March 11, 2014 to authorize the repurchase of up to $250 million of the company’s common stock.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; banking, trust and wealth management services; and other related products and services. With total revenue of $6.2 billion in 2019, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2020, First American was named to the Fortune 100 Best Companies to Work For® list for the fifth consecutive year. More information about the company can be found at www.firstam.com.

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Media Contact:	Investor Contact:
Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Craig Barberio Investor Relations First American Financial Corporation 714-250-5214